EXHIBIT 99.1

(1) The 155,000 shares of Common Stock of the Issuer reported in Table I of this Form 4 were acquired by Plainfield Special Situations Master Fund II Limited ("Master Fund II"). Plainfield Asset Management LLC ("Asset Management") is the manager of Master Fund II, Plainfield OC Master Fund Limited ("OC Fund") and Plainfield Liquid Strategies Master Fund Limited ("Liquid Strategies Fund"), each a private investment vehicle. Max Holmes, an individual, is the chief investment officer of Asset Management ("Max Holmes"). Max Holmes, Asset Management, Master Fund II, OC Fund and Liquid Strategies Fund are referred to collectively as the "Reporting Persons". The Reporting Persons own an aggregate of 2,057,500 shares of Common Stock of the Issuer, of which Master Fund II directly owns 1,786,750 shares (including the 155,000 shares reported in Table I of this Form 4), OC Fund directly owns 225,625 shares and Liquid Strategies Fund directly owns 45,125 shares.

(2) The Reporting Persons, together with Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., M.H. Davidson & Co., M.H. Davidson & Co. GP, L.L.C., Davidson Kempner International, Ltd., Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Distressed Opportunities International Ltd., MHD Management Co., MHD Management Co. GP, L.L.C. Davidson Kempner Advisors Inc., Davidson Kempner International Advisors, L.L.C., DK Group LLC, DK Management Partners LP, DK Stillwater GP LLC, Thomas J. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy J. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Brigade Capital Management, LLC, Brigade Leveraged Capital Structures Fund. Ltd., Donald E. Morgan, III (collectively, the "Committee Members"), are part of an Ad Hoc Committee of the Issuer's stockholders, which was formed to evaluate and assert the rights of the Issuer's equity holders in the Issuer's bankruptcy proceedings. Collectively, the Committee Members own more than 10% of the Issuer's outstanding Common Stock. Notwithstanding the Reporting Persons' participating in the Ad Hoc Committee, the Reporting Persons have not entered into any agreement or understanding to act together with the other participants of the Ad Hoc Committee for purposes of acquiring, holding, voting or disposing of equity securities of the Issuer. Each of the Reporting Persons disclaims membership in a group with the other participants of the Ad Hoc Committee for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(3) Each of the Reporting Persons disclaims beneficial ownership of all securities described above for which it is not the record owner, and this report shall not be deemed an admission that any of the Reporting Persons is a beneficial owner of the securities for purposes of Section 16 of the Exchange Act or for any other purpose, except to the extent of their pecuniary interest therein.